Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream announces commercial and operations leadership changes

OKLAHOMA CITY (Oct. 24, 2019) - Enable Midstream Partners, LP (NYSE: ENBL) today announced that Chief Operating Officer Craig Harris is leaving the company for a chief executive role at a privately-held midstream energy company.

“Craig’s impact at Enable has been significant, and we appreciate the strong leadership he has provided as the company has achieved meaningful commercial and operational results,” said Rod Sailor, president and CEO. “We wish him the best in his new opportunity.

“I am very pleased to be moving forward with the leadership strength that exists in the COO organization who have been at the heart of Enable’s successes,” said Sailor. Effective Nov. 1, Tina Faraca, senior vice president, Commercial will lead all commercial, business development, and engineering and construction functions, while Frank Antoine, senior vice president, Field Operations will lead operational, technical, and environmental, health, and safety functions. Faraca and Antoine will report directly to Sailor.

Harris will serve until Nov. 1, after which the company will begin a search for its next chief operating officer.

Enable’s recent commercial achievements include the completion of the Wildcat, CaSE and Muskogee projects. It also announced its Gulf Run Pipeline project that will provide a critical link between growing natural gas production in Louisiana and increased demand from Gulf Coast and international markets.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 13,900 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of natural gas processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,300 miles of intrastate pipelines and eight natural gas storage facilities comprising 84.5 billion cubic feet of storage capacity. For more information, visit https://www.enablemidstream.com.